FOR IMMEDIATE RELEASE	Contact:	Rachel Bitner
	Phone:	717-733-4181

ENB Financial Corp Reports Third Quarter 2025 Results

(October 17, 2025) -- Ephrata, PA – ENB Financial Corp (OTCQX: ENBP), the bank holding company for Ephrata National Bank, reports net income for the third quarter of 2025 of $5,919,000, a $2,583,000, or 77.4% increase, over the $3,336,000 earned during the third quarter of 2024. Net income for the nine months ended September 30, 2025, was $16,045,000, a $4,454,000, or 38.4% increase, over the $11,591,000 earned for the nine months ended September 30, 2024. Basic and diluted earnings per share for the third quarter of 2025 and 2024 were $1.04 and $0.59, respectively and year-to-date earnings per share were $2.83 in 2025 compared to $2.05 in 2024.

The increase in the Corporation’s earnings was primarily due to an increase in net interest income for the three and nine months ended September 30, 2025, compared to the same periods in the prior year. The provision for credit losses was lower for the quarter, but higher for the year-to-date period compared to the prior year and non-interest income was also higher for the quarter and lower for the year-to-date period. Operating expenses were higher for both periods in 2025 compared to 2024.

The Corporation’s net interest income (NII) increased by $3,405,000, or 24.0%, for the three months ended September 30, 2025, and $9,231,000, or 22.2% for the nine months ended September 30, 2025, compared to the same periods in 2024. Interest income on loans increased by $2,032,000, or 10.9%, and $6,041,000, or 11.2%, for the three and nine months ended September 30, 2025, while interest income on securities increased by $2,042,000, or 54.7%, and $6,302,000, or 57.8%, for the same time periods. Interest expense on deposits and borrowings increased by $154,000, or 1.6%, and $2,309,000 or 8.9%, for the three and nine months ended September 30, 2025, compared to the same periods in the prior year due primarily to a higher balance of wholesale borrowings resulting in higher borrowing costs.

The Corporation recorded a provision for credit losses of $20,000 in the third quarter of 2025, compared to a provision expense of $497,000 for the third quarter of 2024. For the year-to-date period, provision expense was $632,000, compared to a release of provision expense of $354,000 recorded for the nine months ended September 30, 2024. The provision expense recorded in 2025 was a result of loan growth and changes in the qualitative factors used in calculating expected credit losses. The allowance as a percentage of total loans was 1.12% as of September 30, 2025, and 1.05% as of September 30, 2024.

Total other income increased by $425,000, or 9.4%, and decreased by $33,000, or 0.2%, for the three and nine months ended September 30, 2025, compared to the same periods in the prior year. Trust and investment services income increased $32,000, or 4.0% and decreased $127,000, or 4.9%, for the three and nine months ended September 30, 2025. The year-to-date decrease is due to the sale of a limited amount of trust assets in 2024. Service fees increased $66,000, or 4.3%, and decreased $29,000, or 0.7%, for the three and nine months ended September 30, 2025, compared to the same periods in 2024. The Corporation recorded $63,000 of gains on securities transactions in the third quarter of 2025, compared to $211,000 in the third quarter of 2024. For the year-to-date period, the Corporation recorded $222,000 in losses on securities transactions, compared to $17,000 in losses during the same period in 2024. Gains on the sale of mortgages increased by $137,000, or 37.1%, and decreased by $55,000, or 4.0%, for the three and nine months ended September 30, 2025, compared to the same periods in 2024, as the market was more favorable for mortgage loan sales in the third quarter. Earnings on bank owned life insurance increased by $15,000, or 5.4%, and decreased by $132,000, or 13.5%, for the three and nine months ended September 30, 2025, compared to the same periods in 2024. The year-to-date decrease was the result of a death benefit recognized in 2024. Other income increased by $326,000, or 103.5%, and $514,000, or 54.9%, for the three and nine months ended September 30, 2025, compared to the same periods in the prior year as a result of sales tax refunds.

( more )

ENB FINANCIAL CORP

Total operating expenses increased by $1,057,000, or 7.5%, and $2,476,000 or 6.0%, for the three and nine months ended September 30, 2025, compared to the same periods in 2024. Salary and benefit expenses, which make up the largest portion of operating expenses, increased by $311,000, or 3.6%, and $274,000 or 1.1%, for the three and nine months ended September 30, 2025, compared to the same periods in 2024. Other operating expenses outside of salaries and benefits increased due to expanded investments and initiatives in technology, increased occupancy and equipment costs, some residual core conversion expenses, and the recording of expenses related to the previously announced Cecil Bank acquisition which is expected to close in the first quarter of 2026.

The Corporation’s annualized return on average assets (ROA) and return on average stockholders’ equity (ROE) for the third quarter of 2025 increased to 1.06% and 16.60%, respectively, from 0.65% and 10.17% for the third quarter of 2024. For the nine months ended September 30, 2025, the Corporation’s annualized ROA was 0.97%, compared to 0.77% in 2024, while the ROE was 15.66%, compared to 12.50% in 2024.

As of September 30, 2025, the Corporation had total assets of $2.22 billion, up 6.2%; total loans of $1.48 billion, up 5.1%; total deposits of $1.88 billion, up 3.8%; and total stockholders’ equity of $152.0 million, up 12.5%, from balances at September 30, 2024. The Corporation’s earnings, net of dividends paid, as well as the improved valuation of the investment portfolio positively impacted the level of stockholders’ equity. The changes in unrealized gains and losses on investments impact capital on an ongoing basis and have improved since the devaluation that occurred during the dramatic increase in market interest rates during 2022 and 2023.

ENB Financial Corp, headquartered in Ephrata, PA, is the bank holding company for its wholly-owned subsidiary Ephrata National Bank. Ephrata National Bank operates from fourteen full-service locations in Lancaster County, southeastern Lebanon County, and southern Berks County, Pennsylvania, with the headquarters located at 31 E. Main Street, Ephrata, PA. Ephrata National Bank has been serving the community since 1881. For more information about ENB Financial Corp, visit the Corporation’s web site at www.enbfc.com.

Notice Regarding Forward Looking Statements

This news release may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risk, uncertainties and other factors which may cause the actual results of ENB Financial Corp to be materially different from future results expressed or implied by such forward-looking statements. These forward-looking statements can be identified by use of terminology such as “expect”, “plan”, “anticipate”, “believe”, “estimate”, and similar words that are intended to identify such forward-looking statements. These forward-looking statements are based on management’s current expectations, assumptions, estimates, and projections about the Corporation, the financial services industry, and the economy. The Private Securities Reform Act of 1995 provides safe harbor in the event the projected future operations are not met. There are a number of future factors such as changes in fiscal or monetary policy, or changes in the economic climate that will influence the Corporation’s future operations. These factors are difficult to predict with regard to how likely and to what degree or significance that they would occur. Actual results may differ materially from what may have been forecasted in the forward-looking statements. We are not obligated to publicly update any forward-looking statements to reflect the effects of subsequent events.

ENB FINANCIAL CORP

SUMMARY CONSOLIDATED FINANCIAL INFORMATION (Unaudited)

(in thousands, except per share and percentage data)

	September 30,		%
Balance Sheet	2025	2024	Change

Securities	$599,943	$527,652	13.7%
Total loans	1,482,275	1,410,511	5.1%
Allowance for credit losses	16,637	14,742	12.9%
Total assets	2,222,591	2,092,471	6.2%
Deposits	1,884,749	1,815,415	3.8%
Total borrowings	170,658	127,498	33.9%
Stockholders' equity	151,988	135,159	12.5%

	Three Months Ended		Nine Months Ended
Income Statement	September 30,		September 30,
	2025	2024	2025	2024

Net interest income	$17,575	$14,170	$50,767	$41,536
Provision/(release) for credit losses	20	497	632	(354)
Noninterest income	4,964	4,539	13,253	13,286
Noninterest expense	15,181	14,124	43,562	41,086
Income before taxes	7,338	4,088	19,826	14,090
Provision for income taxes	1,419	752	3,781	2,499
Net Income	5,919	3,336	16,045	11,591

Per Share Data
Earnings per share	1.04	0.59	2.83	2.05
Dividends per share	0.18	0.17	0.54	0.51

Earnings Ratios
Return on average assets (ROA)	1.06%	0.65%	0.97%	0.77%
Return on average stockholders equity (ROE)	16.60%	10.17%	15.66%	12.50%
Net Interest margin	3.27%	2.89%	3.15%	2.86%
Efficiency ratio	67.23%	76.0%	67.49%	74.5%

(end)